Exhibit 5.1

Our ref	RDS/815438-000001/30983982v2

CASI Pharmaceuticals, Inc.

PO Box 309

Ugland House

Grand Cayman, KY1-1104

Cayman Islands

20 December 2024

Dear Sir or Madam

CASI Pharmaceuticals, Inc.

We have acted as counsel as to Cayman Islands law to CASI Pharmaceuticals, Inc., an exempted company incorporated in the Cayman Islands with limited liability (the "Company"), in connection with the filing with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, of the Company's registration statement on Form F-3 dated 20 December 2024 (the "Registration Statement") relating to the following securities to be issued and sold by the Company on a delayed or continuous basis from time to time in one or more offerings (the "Securities"):

(a)	ordinary shares of the Company of par value US$0.0001 per share (the "Ordinary Shares");

(b)	preferred shares of the Company of par value US$0.0001 per share (the "Preferred Shares");

(c)	warrants (the "Warrants") to purchase Ordinary Shares ("Warrant Shares"), to be issued under warrant agreements to be entered into between the Company and the warrant agent for such Warrants thereunder (the "Warrant Agreements");

(d)	subscription rights (the "Rights") to purchase Ordinary Shares or Preferred Shares (the "Rights Shares"), to be issued under subscription rights agreements to be entered into among the Company and one or more underwriters or other purchasers for such Rights (the "Subscription Rights Agreements"); and

(e)	units consisting of one or more of the Securities in any combination (the "Units"), to be issued under unit agreements to be entered into between the Company and a unit agent for such Units (the "Unit Agreements").

We are furnishing this opinion as Exhibits 5.1 and 23.2 to the Registration Statement.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The Certificate of Incorporation dated 10 January 2023 and the Certificate of Incorporation on Change of Name dated 21 March 2023.

1.2	The Amended and Restated Memorandum and Articles of Association of the Company as adopted by a special resolution of the Company dated 20 March 2023 and effective on 21 March 2023 (the "Memorandum and Articles").

1.3	The written resolutions of the directors of the Company dated 13 December 2024 (the "Directors' Resolutions").

1.4	A certificate of good standing with respect to the Company issued by the Registrar of Companies in the Cayman Islands dated 7 November 2024 (the "Certificate of Good Standing").

1.5	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Warrant Agreements, Subscription Rights Agreements and Unit Agreements (together, the "Transaction Documents"), and the Securities (other than the Ordinary Shares and Preferred Shares), have been, or will be, authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.2	The Transaction Documents and the Securities (other than the Ordinary Shares and Preferred Shares) are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.3	The choice of the laws of the State of New York as the governing law of the Transaction Documents and the Securities (other than the Ordinary Shares and Preferred Shares) has been, or will be, made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands).

2.4	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.5	All signatures, initials and seals are genuine.

2.6	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Transaction Documents and the Securities.

2.7	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from issuing the Ordinary Shares or the Preferred Shares or entering into and performing its obligations under the Transaction Documents and the Securities.

2.8	No monies paid to or for the account of any party under the Transaction Documents or the Securities or any property received or disposed of by any party to the Transaction Documents or the Securities in each case in connection with the Transaction Documents or the Securities, or the consummation of the transactions contemplated thereby, represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively).

2.9	There is nothing contained in the minute book or corporate records of the Company (which, other than the records set out in section 1 of this opinion letter, we have not inspected) which would or might affect the opinions set out below.

2.10	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the laws of the State of New York.

2.11	The Company will receive money or money's worth in consideration for the issue of the Ordinary Shares and the Preferred Shares, and none of the Ordinary Shares or the Preferred Shares will be issued for less than their par value.

2.12	There will be sufficient Ordinary Shares and Preferred Shares authorised for issue under the Memorandum and Articles at the time of issuance.

2.13	The Memorandum and Articles remain in full force and effect and are unamended.

2.14	The Directors' Resolutions were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

2.15	The shareholders of the Company have not restricted or limited the powers of the directors of the Company in any way.

2.16	The authorised share capital of the Company is US$50,000 divided into 500,000,000 shares of a par value of US$0.0001 each.

2.17	Each director of the Company considers the transactions contemplated by the Registration Statement, the execution and delivery of the Transaction Documents and the issue of the Securities will be of commercial benefit to the Company and has acted bona fide in the best interests of the Company, and for a proper purpose of the Company in relation to the transactions the subject of the Opinion.

2.18	The Warrants, Rights, and Units will respectively be issued and authenticated or duly authorised, executed and delivered as required in accordance with the provisions of the Warrant Agreement, Subscription Rights Agreement, and Unit Agreement (as the case may be).

2.19	The Transaction Documents and the Securities (other than the Ordinary Shares and Preferred Shares) will be, or have been, duly executed and delivered by an authorised person of the parties thereto.

2.20	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Securities.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	With respect to the Ordinary Shares, when (i) the board of directors of the Company (the "Board") has taken all necessary corporate action to approve the issue thereof, the terms of the offering thereof and related matters; (ii) the issue of such Ordinary Shares has been recorded in the Company's register of members (shareholders); and (iii) the subscription price of such Ordinary Shares (being not less than the par value of the Ordinary Shares) has been fully paid in cash or other consideration approved by the Board, the Ordinary Shares will be duly authorised, validly issued, fully paid and non-assessable.

3.3	With respect to the Preferred Shares, when (i) the Board has taken all necessary corporate action to approve the issue thereof, the terms of the offering thereof and related matters; (ii) the issue of such Preferred Shares has been recorded in the Company's register of members (shareholders); and (iii) the subscription price of such Preferred Shares (being not less than the par value of the Preferred Shares) has been fully paid in cash or other consideration approved by the Board, the Preferred Shares will be duly authorised, validly issued, fully paid and non-assessable.

3.4	With respect to each issue of the Warrants, when (i) the Board has taken all necessary corporate action to approve the creation and terms of the Warrants and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) a Warrant Agreement relating to the Warrants shall have been duly authorised and validly executed and delivered by the Company and the warrant agent thereunder; and (iii) the certificates representing the Warrants have been duly executed, countersigned, registered and delivered in accordance with the Warrant Agreement relating to the Warrants and the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor provided therein, (A) such Warrants will be duly authorised, legal and binding obligations of the Company, and (B) the issue and allotment of the Warrant Shares upon exercise of the Warrants will be duly authorised and when allotted, issued and paid for in accordance with the relevant Warrants, such Warrant Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman law, a share is only issued when it has been entered in the register of members (shareholders).

3.5	With respect to each issue of the Rights, when (i) the Board has taken all necessary corporate action to approve the creation and terms of the Rights and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) a Subscription Rights Agreement relating to the Rights shall have been duly authorised and duly executed and delivered by the Company and all the relevant parties thereunder; and (iii) the certificates representing the Rights have been duly executed, countersigned, registered and delivered in accordance with the Subscription Rights Agreement relating to the Rights and the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor provided therein, (A) such Rights will be duly authorised, legal and binding obligations of the Company, and (B) the issue and allotment of the Rights Shares upon exercise of the Rights will be duly authorised and when allotted, issued and paid for in accordance with the relevant Subscription Rights Agreements, such Rights Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman law, a share is only issued when it has been entered in the register of members (shareholders).

3.6	With respect to each issue of the Units, when (i) the Board has taken all necessary corporate action to approve the creation and terms of the Units and to approve the issue thereof and the Securities comprised in such Units, the terms of the offering thereof and related matters; (ii) a Unit Agreement relating to the Units shall have been duly authorised and duly executed and delivered by and on behalf of the Company and all the relevant parties thereunder; (iii) in respect of any Ordinary Shares which are components of the Units, the issue of such Ordinary Shares has been recorded in the Company’s register of members (shareholders); (iv) in respect of any Preferred Shares which are components of the Units, the issue of such Preferred Shares has been recorded in the Company’s register of members (shareholders); (v) in respect of any Warrants which are components of the Units, a Warrant Agreement relating to the Warrants shall have been duly authorised and validly executed and delivered by and on behalf of the Company and the warrant agent thereunder in accordance with all relevant laws; (vi) in respect of any Rights which are components of the Units, a Subscription Rights Agreement relating to the Rights shall have been duly authorised and validly executed and delivered by and on behalf of the Company and all the relevant parties thereunder in accordance with all relevant laws; and (vii) the certificates representing the Units, the Units and any Securities which are components of the Units shall have been duly executed, countersigned, registered, authenticated, issued and delivered (in each case, as and when applicable), in accordance with (A) the applicable Unit Agreement relating to the Units, (B) the applicable Warrant Agreement relating to any Warrants which are components of the Units, (C) the applicable Subscription Rights Agreement relating to any Rights which are components of the Units and (D) the applicable definitive purchase, underwriting or similar agreement approved by the Board and any relevant prospectus supplement, and upon payment of the consideration therefor provided therein, (AA) such Units will be duly authorised, legal and binding obligations of the Company and (BB) the issue and allotment of any Ordinary Shares or Preferred Shares which are components of the Units will be duly authorised and when allotted, issued and paid for in accordance with the relevant Unit Agreements, such Ordinary Shares or Preferred Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman law, a share is only issued when it has been entered in the register of members (shareholders).

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2	The obligations assumed by the Company under the Transaction Documents and the Securities (other than the Ordinary Shares and Preferred Shares) will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to, protecting or affecting the rights of creditors and/or contributories;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(d)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)	the courts of the Cayman Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company becomes insolvent and is made subject to a liquidation proceeding, the courts of the Cayman Islands will require all debts to be proved in a common currency, which is likely to be the "functional currency" of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

(f)	arrangements that constitute penalties will not be enforceable;

(g)	enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(h)	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(i)	the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Transaction Documents or Securities (other than Ordinary Shares and Preferred Shares) in matters where they determine that such proceedings may be tried in a more appropriate forum;

(j)	we reserve our opinion as to the enforceability of the relevant provisions of the Transaction Documents or Securities (other than the Ordinary Shares and Preferred Shares) to the extent that they purport to grant exclusive jurisdiction as there may be circumstances in which the courts of the Cayman Islands would accept jurisdiction notwithstanding such provisions; and

(k)	a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Transaction Documents or Securities (other than the Ordinary Shares and Preferred Shares) whereby the Company covenants to restrict the exercise of powers specifically given to it under the Companies Act (As Revised) of the Cayman Islands (the "Companies Act"), including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association or present a petition to a Cayman Islands court for an order to wind up the Company.

4.3	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Transaction Documents or Securities (other than the Ordinary Shares and Preferred Shares).

4.4	We have not reviewed the final form of any of the Warrant Agreements or the Warrants to be issued thereunder, the Subscription Rights Agreements or the Rights to be issued thereunder, or the Unit Agreements or the Units to be issued thereunder, and our opinions are qualified accordingly.

4.5	We reserve our opinion as to the extent to which the courts of the Cayman Islands would, in the event of any relevant illegality or invalidity, sever the relevant provisions of the Transaction Documents or Securities (other than the Ordinary Shares and Preferred Shares) and enforce the remainder of the Transaction Documents or Securities (other than the Ordinary Shares and Preferred Shares), or the transaction of which such provisions form a part, notwithstanding any express provisions in this regard.

4.6	Under the Companies Act, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

4.7	In this opinion the phrase "non-assessable" means, with respect to the issuance of shares in the Company, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company's assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our name under the headings "Enforceability of Civil Liabilities" and "Legal Matters" and elsewhere included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

We express no view as to the commercial terms of the Transaction Documents or the Securities or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Transaction Documents or Securities and express no opinion or observation upon the terms of any such document.

This opinion letter may be relied upon by US counsel to the Company for the purposes solely of any legal opinion that they may be required to give with respect to the Registration Statement.

Yours faithfully

Maples and Calder (Hong Kong) LLP

/s/ Maples and Calder (Hong Kong) LLP